Exhibit (4-12)

Description of the Company’s 3.150% EUR Notes due 2028 and 3.200% EUR Notes due 2034

Description of the Company’s 3.150% EUR Notes due 2028 and 3.200% EUR Notes due 2034, Registered Under Section 12 of the Securities Exchange Act of 1934

The following summary of The Procter & Gamble Company’s above referenced debt securities is based on and qualified by the Indenture, dated as of September 3, 2009, between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”) and the 3.150% EUR notes due 2028 and 3.200% EUR notes due 2034 (collectively, the “notes”). For a complete description of the terms and provisions of the Company’s notes, refer to the Indenture and to the forms of notes, which are filed as exhibits to the Form 8-A filed with the Securities and Exchange Commission on April 29, 2024.

General

The 2028 notes:

•were issued in an aggregate initial principal amount of €650,000,000, subject to our ability to issue additional 2028 notes which may be of the same series as the 2028 notes as described below under “Further Issues,”
•will mature on April 29, 2028,
•bear interest at a rate of 3.150% per annum, payable annually in arrears,
•are unsecured,
•are senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,
•were issued as a separate series under the Indenture, in registered, book-entry form only,
•were issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,
•will be repaid at par at maturity,
•are redeemable by us at any time prior to maturity as described below under “Optional Redemption” and in connection with certain events involving United States taxation,
•are subject to defeasance and covenant defeasance, and
•are not subject to any sinking fund.

The 2034 notes:

•were issued in an aggregate initial principal amount of €850,000,000 subject to our ability to issue additional 2034 notes which may be of the same series as the 2034 notes as described below under “Further Issues,”
•will mature on April 29, 2034,
•bear interest at a rate of 3.200% per annum, payable annually in arrears,
•are unsecured,
•are senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,
•were issued as a separate series under the Indenture, in registered, book-entry form only,
•were issued in euros in denominations of €100,000 and integral multiples of €1,000 in excess thereof,

•will be repaid at par at maturity,
•are redeemable by us at any time prior to maturity as described below under “Optional Redemption” and in connection with certain events involving United States taxation,
•are subject to defeasance and covenant defeasance, and
•are not subject to any sinking fund.

The Indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described below under the captions “Restrictions on Secured Debt” and “Restrictions on Sales and Leasebacks.”

The notes are listed on the New York Stock Exchange.

Interest

We pay interest on the 2028 notes and the 2034 notes annually on April 29 of each year, and on any maturity date (each, an “interest payment date”), commencing April 29, 2025 and ending on any maturity date, to the persons in whose names the 2028 notes and the 2034 notes are registered at the close of business on the Business Day immediately before the next interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such notes shall be payable.

Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day. If the maturity date or redemption date of the notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

Where interest is to be calculated in respect of a period which is equal to or shorter than the relevant period for which interest is to be calculated (an “Interest Period”), it will be calculated on the basis of the actual number of days in the relevant period, from and including the date from which interest begins to accrue, to, but excluding, the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last).

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and, for any place of payment outside of the City of New York or London, in such place of payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The term “maturity,” when used with respect to a note, means the date on which the principal of such note or an installment of principal becomes due and payable as therein provided or as provided in the Indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

Optional Redemption

We have the option to redeem the notes of either series, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, plus accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 10 basis points with respect to the 2028 notes and at the applicable Comparable Government Bond Rate, plus 15 basis points with respect to the 2034 notes, plus accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

In the case of a partial redemption of any series of notes, the notes to be redeemed will be selected on a pro rata basis or by the trustee by a method the trustee deems to be fair and appropriate or, in case the notes are represented by one or more global notes, beneficial interests therein will be selected for redemption by Clearstream, Luxembourg and Euroclear in accordance with their respective applicable procedures therefor; provided that the unredeemed portion of the note shall be €100,000 in principal amount and €1,000 multiples above that amount. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender of the original note.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to each holder of notes of the applicable series to be redeemed.

The notes of each series are also subject to redemption if certain events occur involving United States taxation. See “Tax Redemption” below.

Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any note that is not a United States holder such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by us or any paying agent of principal of or interest on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.

However, our obligation to pay Additional Amounts shall not apply to:

(a) any Taxes which would not have been so imposed but for:

(1) the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having had a permanent establishment in the United States;

(2) the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid U.S. federal income tax;

(b) any Taxes imposed by reason of the holder or beneficial owner:

(1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,

(2) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or

(3) being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c) any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 10-day period;

(d) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding from payment of principal of or interest on such note;

(f) any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(h) any Taxes imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h).

For purposes of this section, the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this exhibit, in the Indenture or in the notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the notes.

Except as specifically provided in the notes, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

Tax Redemption

The notes of either series may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 10 nor more than 60 days’ notice in accordance with “Notices” below if:

(a) we have or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after April 24, 2024 or

(b) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after April 24, 2024, which results in a substantial likelihood that we will be required to pay Additional Amounts on the next interest payment date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due and at the time such notification of redemption is given such circumstances remain in effect.

Such notice, once delivered by us to the trustee, will be irrevocable.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the notes or the coupons must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of notes of any series, create and issue further notes ranking equally with the notes of any series in all respects. Such further notes may be consolidated and form a single series with the notes of any such series and have the same terms as to status, redemption or otherwise as the other notes of such series (other than the issue date of such further notes and first payment of interest following the issue date of such further notes).

Restrictive Covenants
Restrictions on Secured Debt

If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of ours or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1) with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;
(2)    Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;
(3)    Mortgages in favor of us or a Domestic Subsidiary;
(4)    Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;
(5)    Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and
(6)    any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive.

The Indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding, or
•we, within 180 days, apply to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction

•between us and a Domestic Subsidiary,
•between Domestic Subsidiaries, or
•involving the taking back of a lease for a period of less than three years.

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our and our consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Code (or any predecessor or successor provision thereof), or (2) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

Events of Default

Any one of the following are events of default under the Indenture with respect to debt securities of either series:

(1)    our failure to pay principal of or premium, if any, on any debt security of that series when due;
(2)    our failure to pay any interest on any debt security of that series when due, continued for 30 days;
(3)    our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;
(4)    our failure to perform any other of our covenants in the Indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the Indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the Indenture;
(5)    certain events involving bankruptcy, insolvency or reorganization; and
(6)    any other event of default provided with respect to debt securities of that series.

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

During default, the trustee has a duty to act with the required standard of care. Otherwise, the Indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the Indenture.

Defeasance
Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture, except for

•the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,
•our obligation to register the transfer or exchange of debt securities of the series,
•our obligation to replace stolen, lost or mutilated debt securities of the series,
•our obligation to maintain paying agencies,
•our obligation to hold monies for payment in trust, and
•the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

We may defease a series of debt securities only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Covenants and Events of Default

We may omit to comply with the covenants described above under “Restrictions on Secured Debt” and “Restrictions on Sales and Leasebacks,” and the failure to comply with these covenants will not be deemed an event of default, if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the Indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred.

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.

Modification and Waiver

Procter & Gamble and the trustee may make modifications of and amendments to the Indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,
•reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,
•reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,
•changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,
•impairs the right to institute suit for the enforcement of any payment on any debt security, or
•reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the Indenture or to waive compliance with various provisions of the Indenture or to waive various defaults.

Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the Indenture in order to

•evidence the succession of another person to us and the assumption by that person of the covenants in the Indenture,
•add to the covenants for the benefit of the holders,
•add additional events of default,
•permit or facilitate the issuance of securities in bearer form or uncertificated form,
•add to, change, or eliminate any provision of the Indenture in respect of a series of debt securities to be created in the future,

•secure the securities as required by “Restrictive Covenants-Restrictions on Secured Debt,”
•establish the form or terms of securities of any series,
•evidence the appointment of a successor trustee, or
•cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the Indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or
•a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected.

Consolidation, Merger and Sale of Assets

If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:

•consolidate or merge with or into another entity, or
•transfer or lease our assets as an entirety to another entity.

We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•either we are the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the Indenture,
•after giving effect to the transaction no event of default would have happened and be continuing, and
•various other conditions are met.

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the Indenture. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.